UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10-K


            [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended October 31, 2001

                                       OR

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

             For the transition period from __________ to__________
                                -----------------
                         Commission File Number 1-4146-1
                                -----------------


                         NAVISTAR FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)

            Delaware                                    36-2472404
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

           2850 West Golf Road
         Rolling Meadows, Illinois                                        60008
(Address of principal executive offices)                              (Zip Code)

         Registrant's telephone number, including area code 847-734-4000

        Securities registered pursuant to Section 12(b) of the Act: None

        Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days. Yes X No__

As of November 30, 2001, the number of shares outstanding of the registrant's common stock was 1,600,000.

THE REGISTRANT IS A WHOLLY-OWNED SUBSIDIARY OF NAVISTAR INTERNATIONAL CORPORATION AND MEETS THE CONDITIONS SET FORTH IN GENERAL INSTRUCTION I(1) (a) AND (b) OF FORM 10-K AND IS THEREFORE FILING THIS FORM WITH THE REDUCED DISCLOSURE FORMAT.

                         NAVISTAR FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                                    FORM 10-K

                           Year Ended October 31, 2001

                                      INDEX
                                                                            Page
PART I

Item  1.Business (A).....................................................      1
Item  2.Properties (A)...................................................      1
Item  3.Legal Proceedings................................................      1
Item  4.Submission of Matters to a Vote of
               Security Holders (A)......................................      1

PART II

Item  5.Market for the Registrant's Common Equity and
               Related Stockholder Matters...............................      1
Item  6.Selected Financial Data (A)......................................      2
Item  7.Management's Discussion and Analysis of Financial
               Condition and Results of Operations (A)...................      2
Item  7A.Quantitative and Qualitative Disclosures About Market Risk......     11
Item  8.Financial Statements.............................................     12
               Statement of Financial Reporting Responsibility...........     38
               Independent Auditors' Report..............................     39
               Supplementary Financial Data..............................     40
Item  9.Changes in and Disagreements with Accountants on
               Accounting and Financial Disclosure.......................     43

PART III

Item 10.Directors and Executive Officers of the
               Registrant (A)............................................     43
Item 11.Executive Compensation (A).......................................     43
Item 12.Security Ownership of Certain Beneficial Owners
               and Management (A)........................................     43
Item 13.Certain Relationships and Related
               Transactions (A)..........................................     43

PART IV

Item 14.Exhibits, Financial Statement Schedules and
               Reports on Form 8-K.......................................     43

SIGNATURES- Principal Accounting Officer ................................     44
                    - Directors..........................................     45
POWER OF ATTORNEY........................................................     45
INDEX TO EXHIBITS........................................................    E-1

(A)- Omitted or amended as the registrant is a wholly-owned subsidiary of Navistar International Corporation and meets the conditions set forth in General Instructions I(1) (a) and (b) of Form 10-K and is, therefore, filing this Form with the reduced disclosure format.

                                     PART I

Item 1.  Business

     The registrant, Navistar Financial Corporation ("NFC"), was incorporated in Delaware in 1949 and is a wholly-owned subsidiary of International Truck and Engine Corporation ("International"). As used herein, the "Corporation" refers to Navistar Financial Corporation and its wholly-owned subsidiaries unless the context otherwise requires.

     The Corporation is a commercial financing organization that provides wholesale, retail and lease financing in the United States for sales of new and used trucks sold by International and International's dealers. The Corporation also finances wholesale accounts and selected retail accounts receivable of International. Sales of new products (including trailers) of other manufacturers are also financed regardless of whether designed or customarily sold for use with International's truck products.

     On November 30, 2000, the Corporation's Board of Directors approved management's plan for the sale of Harco National Insurance Company ("Harco"), the wholly-owned insurance subsidiary. On November 30, 2001, the Corporation completed the sale of all of the stock of Harco to IAT Reinsurance Syndicate Ltd., a Bermuda reinsurance company. Cash proceeds of $62 million were received on November 30, 2001. Harco provides commercial physical damage and liability insurance coverage to International's dealers and retail customers, and to the general public through an independent insurance agency system. As a result of this plan of disposal, the 1999 financial statements have been restated and the results of operations of Harco have been reported as Discontinued Operations.

Item 2.  Properties

     The Corporation's properties principally consist of office equipment and leased office space in Rolling Meadows, Illinois; Duluth, Georgia and Frisco,
Texas. The office equipment owned and in use by the Corporation is not significant in relation to the total assets of the Corporation.

Item 3.  Legal Proceedings

There were no material pending legal proceedings other than ordinary, routine litigation incidental to the business of the Corporation.

Item 4.  Submission of Matters to a Vote of Security Holders

     Intentionally  omitted.  See the index page of this Report for explanation.

                                    PART II

Item 5.  Market for the Registrant's Common Equity and Related Stockholder
         Matters

     See Note 11 to Consolidated Financial Statements.

Item 6.  Selected Financial Data

     Intentionally omitted. See the index page of this Report for explanation.


Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

     Certain   statements   under  this   caption,   which   involve  risks  and
uncertainties, constitute "forward-looking statements" under the Securities Reform Act. Navistar Financial Corporation's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the headings "Business Outlook" and "Quantitative and Qualitative Disclosures About Market Risk."

Financing Volume

     Customer demand for Class 5 through 8 trucks in fiscal 2001 was 29% lower than 2000 and 33% lower than 1999. Financing support provided to retail customers over the last three years was as follows:

                                                 2001          2000         1999
Retail and Lease Financing:                               ($ millions)
Finance market share of new International
   trucks sold in the U.S.                      15.4%         16.4%        16.4%

Purchases of receivables and
   equipment leased to others                    $997        $1,475       $1,526

Net serviced retail notes and lease
   financing balances (including
   sold notes) at October 31                   $2,992        $3,296       $3,003

     During fiscal year 2001, the Corporation's finance market share of new International trucks sold in the U.S fell below 2000 market share due to a decrease in the heavy truck market share. The purchase of receivables and equipment leased to others declined 32% from 2000 levels primarily due to lower industry demand. Purchases of receivables and equipment leased to others in 2000 declined 3% from 1999 as a result of lower truck industry demand.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

Financing Volume (continued)

     Financing support provided to International's dealers over the last three years was as follows:

                                                 2001          2000         1999
Wholesale Financing:                                      ($ millions)
Percent of wholesale financing of
   new International trucks sold to
   International's dealers in the U.S.            96%           96%          96%

Purchases of receivables                       $2,804        $4,119       $4,188

Serviced wholesale note balances
   (including sold notes) at
   October 31                                    $817        $1,115       $1,226

     The Corporation's finance percentage of new International trucks sold to International's dealers remained at 96% in 2001. The volume of receivables purchased in 2001 was 32% lower than 2000 primarily due to a decrease in dealer inventory levels in response to lower industry retail sales. Receivables purchased decreased 2% in 2000 from 1999 levels as industry demand declined during the last half of fiscal year 2000.

Results from Continuing Operations

     Results  from  continuing  operations  over the last  three  years  were as follows:
                                                 2001         2000          1999
                                                          ($ millions)
     Revenue                                     $304          $308         $282
     Cost of borrowing                            102           110           95
     Income before taxes                           72            92           96
     Net income                                    46            56           59

     Return on average equity                   14.8%         18.9%        21.0%


     The decrease in the Corporation's return on average equity from 2001 to 2000 was primarily the result of lower average finance receivable balances and higher retail losses, offset, in part, by higher gains on sales of retail note receivables. The decrease in 2000 from 1999 was due primarily to lower gains on sales of retail note receivables and higher losses on retail receivables, offset, in part, by higher average finance receivable balances.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


Results from Continuing Operations (continued)

     Retail note financing revenue for 2001 was $81 million compared with $79 million and $85 million in 2000 and 1999, respectively. The increase in 2001 is primarily the result of higher gains on the sale of retail note receivables. Gains on the sales of retail note receivables were $21 million, $3 million and $12 million in 2001, 2000 and 1999, respectively. The higher gains on sales resulted primarily from higher margins on retail notes.

     Lease financing revenue for 2001 was $99 million compared with $94 million and $76 million in 2000 and 1999, respectively. Included in lease financing revenue is operating lease revenue of $81 million, $75 million and $62 million in 2001, 2000 and 1999, respectively. The higher operating lease revenue in 2001 is primarily the result of higher average operating lease balances.

     In fiscal 2001 wholesale note revenue decreased 28% to $46 million compared to 2000, primarily due to lower average serviced wholesale balances and a lower prime rate. Wholesale note revenue increased 3% in 2000 to $64 million as a result of the higher level of wholesale financing activity and an increase in the average prime interest rate.

     Retail and wholesale account revenue for 2001 was $28 million compared with $43 million and $36 million in 2000 and 1999, respectively. The decrease in 2001 is primarily the result of lower average receivable balances.

     Marketable securities revenue was $23 million in 2001 compared to less than $1 million in 2000 and 1999. The increase was primarily the result of higher average restricted marketable securities balances held as collateral for borrowings under the revolving retail warehouse facility.

     Borrowing costs decreased 7% in 2001 to $102 million from $110 million in 2000 primarily due to lower average receivable funding requirements and lower average interest rates. Accounts payable to affiliates reduced debt levels and resulted in a reduction in borrowing costs of $4 million, $16 million and $13 million for fiscal years ending 2001, 2000 and 1999, respectively. The Corporation's weighted average interest rate on all debt was 5.7% in 2001, 6.4% in 2000 and 5.6% in 1999. The decrease in the Corporation's weighted average interest rate is primarily a result of the lower LIBOR rates, offset by slightly increased credit spreads. Borrowing costs increased 16% in 2000 to $110 million from $95 million in 1999 primarily due to higher average receivable funding requirements and higher interest rates. The ratio of debt to equity was 5.0:1, 6.2:1, and 6.1:1 at October 31, 2001, 2000 and 1999, respectively.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


Results from Continuing Operations (continued)

     The provision for losses on receivables totaled $28 million in 2001 compared with $12 million in 2000 and $6 million in 1999. The increase in 2001 compared to 2000 is primarily due to an increase in repossession volume and pricing pressure in the used truck market. Notes and account write-offs, net of recoveries, including sold notes, were $24 million in 2001, $12 million in 2000 and $5 million in 1999. The Corporation's allowance for losses as a percentage of serviced finance receivables was .71%, .54% and .55% at October 31, 2001, 2000 and 1999, respectively.

     Depreciation and other expenses in 2001 increased to $61 million from $55 million in 2000 and $44 million in 1999. The increase is primarily the result of higher depreciation on a larger average investment balance in equipment under operating leases.

Results from Discontinued Operations

     On November 30, 2000, the Corporation's Board of Directors approved management's plan for the sale of Harco National Insurance Company ("Harco"), the wholly-owned insurance subsidiary. On November 30, 2001, the Corporation completed the sale of all of the stock of Harco to IAT Reinsurance Syndicate Ltd., a Bermuda reinsurance company. Cash proceeds of $62 million were received on November 30, 2001. Harco provides commercial physical damage and liability insurance coverage to International's dealers and retail customers, and to the general public through an independent insurance agency system. As a result of this disposal, the 1999 financial statements have been restated and the results of operations of Harco have been reported as Discontinued Operations.

     The net cumulative pretax loss on the disposal of Harco for 2001 and 2000 is estimated to be approximately $4 million. This includes the estimated gain on sale of $1 million, $4 million of severance and other exit costs, and $1 million of curtailment loss associated with the related future reduction of employees from the Corporation's postretirement benefit plans.

     Revenues of Harco were $62 million, $56 million and $44 million for fiscal 2001, 2000 and 1999, respectively.

Liquidity and Funds Management

     The Corporation has traditionally obtained the funds to provide financing to International's dealers and retail customers from sales of receivables, commercial paper, short and long-term bank borrowings, medium and long-term debt and equity capital. The Corporation's current debt ratings have made sales of finance receivables the most economical source of funding.

     In May 2001, Moody's and Fitch lowered the Corporation's senior debt ratings to Ba1 and BBB- from Baa3 and BBB, respectively. Fitch also lowered the Corporation's subordinated debt ratings to BB from BBB-.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


Liquidity and Funds Management (Continued)

     Operations used $134 million of cash in 2001 primarily as a result of the decrease of $252 million in accounts payable to affiliates. Financing activities used $244 million to primarily decrease the bank revolving credit facility usage and the revolving retail warehouse facility. To fund the cash used by operations and financing activities, investing activities provided $358 million in cash during this period primarily as a result of the sale of retail notes, offset by the purchases of retail notes and lease receivables. See also the "Statements of Consolidated Cash Flow" on page 15.

     Over the last three years, operations provided an aggregate of $203 million in cash, and proceeds from the sale of retail receivables totaled $3,388 million. These amounts were used principally to fund the purchase of finance receivables and equipment leased to others of $3,773 million, net of principal collections on the receivables, and to pay dividends of $109 million.

     Receivable sales were a significant source of funding in 2001, 2000 and 1999. Through the asset-backed public market and private placement sales, the Corporation has been able to fund fixed rate retail note receivables at rates offered to companies with higher investment grade ratings. During fiscal 2001, the Corporation sold $1,365 million of retail notes, net of unearned finance income, through Navistar Financial Retail Receivables Corporation ("NFRRC"), a special purpose, wholly owned subsidiary of the Corporation, in three separate sales. The Corporation sold $765 million of retail notes in November 2000 to an owner trust which, in turn, issued securities that were sold to investors. The Corporation also sold $200 million of retail notes in December 2000 to a multi-seller asset-backed commercial paper conduit sponsored by a major financial institution. Over the three month period ending in June 2001, the Corporation sold $400 million of retail notes to an owner trust which, in turn, issued $400 million of asset-backed securities that were sold to investors. Aggregate gains of $21 million were recognized on the sales. During fiscal 2000, the Corporation sold a total of $1,008 million of retail notes, net of unearned finance income, through NFRRC, in two separate sales. The Corporation sold $533 million of retail notes in November 1999 to two multi-seller asset-backed commercial paper conduits sponsored by a major financial institution and $475 million of retail notes in March 2000 to an owner trust which, in turn, sold notes to investors. Aggregate gains of $3 million were recognized on the sales. During fiscal 1999, the Corporation sold a total of $1,260 million of retail notes, net of unearned finance income, through NFRRC, in two separate sales. The Corporation sold $545 million of retail notes in November 1998 to a multi-seller asset-backed commercial paper conduit sponsored by a major financial institution and $715 million of retail notes in June 1999 to an owner trust which, in turn, issued securities which were sold to investors. Aggregate gains of $12 million were recognized on the sales. Over the period November 1, 2001, through December 10, 2001, the Corporation sold $470 million of retail notes, net of unearned finance income, through NFRRC to an owner trust which, in turn, issued securities which were sold to investors. A $16 million gain was recognized on this sale.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


Liquidity and Funds Management (continued)

     At October 31, 2001, Navistar Financial Securities Corporation ("NFSC"), a wholly-owned subsidiary of the Corporation, had in place a revolving wholesale note trust that funded $797 million of eligible wholesale notes. As of October 31, 2001 the trust was comprised of three $200 million tranches of investor certificates maturing in 2003, 2004 and 2008, a $212 million tranche of investor certificates maturing in 2005 and a variable funding certificate with a maximum capacity of $200 million. This facility expires in January 2002, with an option for renewal.

     At October 31, 2001, Truck Retail Accounts Corporation ("TRAC"), a special purpose, wholly-owned subsidiary of the Corporation, had in place a revolving retail account conduit that provides for the funding of $100 million of eligible retail accounts. As of October 31, 2001 the Corporation had utilized $91 million of this facility. The facility expires in August 2002 with an option for renewal.

     At October 31, 2001, Truck Engine Receivables Financing Corporation ("TERFCO"), a special purpose, wholly-owned subsidiary of the Corporation, provided for funding of $100 million of eligible Ford accounts receivables. The funding facility is due in 2005. As of October 31, 2001 the Corporation had utilized $100 million of this facility.

     At October 31, 2001, the Corporation had a $500 revolving retail warehouse facility due in October 2005. On October 16, 2000, Truck Retail Instalment Paper Corporation ("TRIP"), a special purpose wholly-owned subsidiary of the Corporation, issued $475 of senior class AAA rated and $25 of subordinated class A rated floating rate asset-backed notes. The proceeds were used to purchase eligible receivables from the Corporation and establish a revolving retail warehouse facility for the Corporation's retail notes and retail leases, other than fair market value leases.

     During fiscal 2001, 2000 and 1999, the Corporation entered into sale/leaseback agreements with third party financiers involving vehicles subject to retail finance leases and operating leases with end users. Total proceeds were $118 million, $137 million and $160 million in 2001, 2000 and 1999, respectively. The outstanding capital lease obligations at October 31, 2001 were $361 million.

     The  Corporation  manages its exposure to fluctuations in interest rates by limiting the amount of fixed rate assets funded with variable rate debt generally by selling fixed rate receivables on a fixed rate basis and by utilizing derivative financial instruments. These derivative financial instruments may include forward contracts, interest rate swaps and interest rate caps.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


Liquidity and Funds Management (continued)


     In November 1998, the Corporation sold fixed rate retail receivables to a multi-seller asset-backed commercial paper conduit sponsored by a major financial institution on a variable rate basis. For the protection of investors, the Corporation issued an interest rate cap. The notional amount of the cap amortizes based on the expected outstanding principal balance of the sold retail receivables. Under the terms of the cap agreement, the Corporation will make payments if interest rates exceed certain levels. As of October 31, 2001 the cap had a notional amount of $138 million and had an immaterial fair value.

     In November 1999, the Corporation sold fixed rate retail receivables on a variable rate basis and entered into an amortizing interest rate swap agreement to fix the future cash flows of interest paid to lenders. In March 2000, the Corporation transferred all the rights and obligations of the swap to the bank conduit. The notional amount of the amortizing swap is based on the expected outstanding principal balance of the sold retail receivables. Under the terms of the agreement, the Corporation will make or receive payments based on the differential between the transferred swap notional amount and the outstanding principal balance of the sold retail receivables. The net settlement is included in retail notes revenue. As of October 31, 2001 the difference between the amortizing swap notional amount and the net outstanding principal balance of the sold retail receivables was $32 million and had a fair value of $1 million, which is recorded in other liabilities on the Statement of Consolidated Financial Condition.

     In October 2000, the Corporation entered into a $500 million retail revolving facility as a method to fund retail notes and finance leases prior to the sale of receivables. Under the agreements of this facility, the Corporation sells fixed rate retail notes or finance leases to the conduit and pays investors a floating rate of interest. As required by the rating agencies, the Corporation purchased an interest rate cap to protect investors against rising interest rates. To offset the economic cost of this cap, the Corporation sold an identical interest rate cap. As of October 31, 2001 the interest rate caps each had a notional amount of $500 million and a net fair value of zero.

     In December 2000, the Corporation sold fixed rate retail receivables on a variable rate basis and entered into an interest rate swap agreement. Under the terms of the agreement, the Corporation will make or receive payments based on the differential between the transferred swap notional amount and the outstanding principal balance of the sold retail receivables and on changes in the interest rates. The net settlement is included in retail notes revenue. As of October 31, 2001 the difference between the amortizing swap notional amount and the net outstanding principal balance of the sold retail receivables was $3 million and had an immaterial fair value.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


Liquidity and Funds Management (continued)

     In July 2001, the Corporation entered into an interest rate swap agreement to fix a portion of its floating rate revolving debt. This transaction is accounted for as a cash flow hedge, and consequently, gains and losses on the derivative are recorded in other comprehensive income. Derivative gains and losses are reclassified from other comprehensive income as the hedged item affects earnings. There was no ineffectiveness related to this derivative during fiscal 2001. As of October 31, 2001, the interest rate swap had a notional amount of $35 million and a fair value of $2 million, which is recorded in other liabilities on the Statement of Consolidated Financial Condition.

     At October 31, 2001, available funding under the bank revolving credit facility, the revolving retail warehouse facility, the retail account facilities and the revolving wholesale note trust was $539 million. When combined with unrestricted cash and cash equivalents, $561 million remained available to fund the general business purposes of the Corporation.

New Accounting Standards

     On April 1, 2001 the Corporation adopted Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". The adoption of this statement has not had and is not expected to have a material effect on the Corporation's results of operations, financial condition or cash flows. We have included certain disclosures in Note 4 to the Consolidated Financial Statements to comply with the requirements of this new statement.

Business Outlook

     Retail deliveries of Class 5 through 8 trucks, including school buses, in the U.S. in fiscal 2002 is forecasted to decrease approximately 6% from 2001. The competitive commercial financing market will continue to put pressure on the Corporation's retail and wholesale financing activity. Increased volatility in the capital markets is likely to put additional pressure on the funding rates available to the Corporation in the asset-backed public market, commercial paper markets and other debt financing markets.

     Management believes that collections on the outstanding receivables portfolio plus cash available from the Corporation's various funding sources will permit Navistar Financial Corporation to meet the financing requirements of International's dealers and retail customers through 2002 and beyond.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

     The Corporation is exposed to market risk primarily due to fluctuations in interest rates. Interest rate risk arises from the funding of a portion of the Corporation's fixed rate receivables with floating rate debt. The Corporation has managed exposure to interest rate changes by funding floating rate receivables with floating rate debt and fixed rate receivables with fixed rate debt, floating rate debt and equity capital. Management has reduced the net exposure which results from the funding of fixed rate receivables with floating rate debt by generally selling fixed rate receivables on a fixed rate basis and by utilizing derivative financial instruments. The Corporation does not use derivative financial instruments for trading purposes.

     The Corporation measures its interest rate risk by estimating the net amount by which the fair value of all interest rate sensitive assets and liabilities, including derivative financial instruments, would be impacted by selected hypothetical changes in market interest rates. Assuming a hypothetical 10% increase in interest rates as of October 31, 2001, the estimated fair value of the net assets, excluding net assets of Discontinued Operations, would decrease by approximately $5 million.

Item 8.  Financial Statements and Supplementary Data                        Page


   Navistar Financial Corporation and Subsidiaries:

     Consolidated Financial Statements:
        Statements of Consolidated Income and Retained Earnings
           for the years ended October 31, 2001, 2000 and 1999...........     12
        Statements of Consolidated Comprehensive Income for the
           years ended October 31, 2001, 2000 and 1999...................     12
        Statements of Consolidated Financial Condition as of
           October 31, 2001 and 2000 ....................................     13
        Statements of Consolidated Cash Flow for the years ended
           October 31, 2001, 2000 and 1999...............................     14
        Notes to Consolidated Financial Statements.......................     15
     Statement of Financial Reporting Responsibility.....................     38
     Independent Auditors' Report........................................     39
     Supplementary Financial Data........................................     40

                 Navistar Financial Corporation and Subsidiaries
             Statements of Consolidated Income and Retained Earnings
                               Millions of Dollars
                         For the years ended October 31

                                                                                2001              2000              1999
---------------------------------------------------------------------------------------------------------------------------
Revenues
              Retail Notes  . . . . . . . . . . . . . . . . . . . .           $ 81.4            $ 79.3            $ 84.9
              Lease Financing . . . . . . . . . . . . . . . . . . .             99.2              93.5              76.4
              Wholesale Notes . . . . . . . . . . . . . . . . . . .             46.2              64.4              62.8
              Accounts  . . . . . . . . . . . . . . . . . . . . . .             28.4              42.9              35.6
              Servicing Fee Income  . . . . . . . . . . . . . . . .             26.6              27.1              21.9
              Marketable Securities . . . . . . . . . . . . . . . .             22.6               0.6               0.4
                          Total . . . . . . . . . . . . . . . . . .            304.4             307.8             282.0

Expenses
              Cost of Borrowing
                          Interest Expense. . . . . . . . . . . . .             92.9             104.1              88.6
                          Other . . . . . . . . . . . . . . . . . .              9.2               5.8               6.1
                          Total . . . . . . . . . . . . . . . . . .            102.1             109.9              94.7
              Credit, Collection and Administrative . . . . . . . .             41.2              38.8              40.6
              Provision for Losses on Receivables . . . . . . . . .             27.8              12.1               6.2
              Depreciation Expense and Other. . . . . . . . . . . .             61.0              55.1              44.1
                          Total . . . . . . . . . . . . . . . . . .            232.1             215.9             185.6

Income Before Taxes . . . . . . . . . . . . . . . . . . . . . . . .             72.3              91.9              96.4

Taxes on Income . . . . . . . . . . . . . . . . . . . . . . . . . .             26.1              35.5              37.1

Income from Continuing Operations . . . . . . . . . . . . . . . . .             46.2              56.4              59.3
Gain (loss) on Disposal of Discontinued Operations,
              (net of tax of $(5.1), $6.4 and $0.0) . . . . . . . .              8.3             (10.5)                -
Income from Discontinued Operations,
              (net of tax of $0.0, $(0.1) and $(1.8) ). . . . . . .               -                0.5               3.2
Income (loss) from Discontinued Operations. . . . . . . . . . . . .              8.3             (10.0)              3.2
Net Income. . . . . . . . . . . . . . . . . . . . . . . . . . . . .             54.5              46.4              62.5

Retained Earnings
              Beginning of Year . . . . . . . . . . . . . . . . . .            134.9             111.2             109.0
              Dividends Paid. . . . . . . . . . . . . . . . . . . .            (26.0)            (22.7)            (60.3)
              End of Year . . . . . . . . . . . . . . . . . . . . .           $163.4            $134.9            $111.2

             Statements of Consolidated Comprehensive Income
---------------------------------------------------------------------------------------------------------------------------
For the years ended October 31                                                  2001              2000              1999
---------------------------------------------------------------------------------------------------------------------------
Net Income. . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $ 54.5            $ 46.4            $ 62.5
Other comprehensive loss, net of tax:
              Net unrealized losses on marketable securities
              (net of tax of $0.0, $0.0, and $1.9)  . . . . . . . .                -                 -              (3.2)
              Net unrealized losses on derivative contracts
              (net of tax of $0.6, $0.0, and $0.0). . . . . . . . .             (1.6)                -                 -
              Minimum pension liability adjustment
              (net of tax of $0.0, $0.2, and $0.1)  . . . . . . . .                -              (0.3)             (0.2)
Other comprehensive loss, net of tax. . . . . . . . . . . . . . . .             (1.6)             (0.3)             (3.4)
Comprehensive Income. . . . . . . . . . . . . . . . . . . . . . . .           $ 52.9            $ 46.1            $ 59.1

See Notes to Consolidated Financial Statements.

                 Navistar Financial Corporation and Subsidiaries
                 Statements of Consolidated Financial Condition
                               Millions of Dollars
                                As of October 31

                                                                                2001              2000
-------------------------------------------------------------------------------------------------------

ASSETS

Cash and Cash Equivalents . . . . . . . . . . . . . . . . . . . . .           $ 22.3            $ 41.6
Receivables
              Finance Receivables . . . . . . . . . . . . . . . . .          1,092.8           1,679.0
              Allowance for Losses. . . . . . . . . . . . . . . . .            (13.3)            (12.9)
                          Receivables, Net. . . . . . . . . . . . .          1,079.5           1,666.1

Amounts Due from Sales of Receivables . . . . . . . . . . . . . . .            323.5             316.5
Net Investment in Operating Leases. . . . . . . . . . . . . . . . .            283.8             291.1
Repossessions . . . . . . . . . . . . . . . . . . . . . . . . . . .             77.7              42.4
Restricted Marketable Securities. . . . . . . . . . . . . . . . . .            213.7              85.2
Other Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . .             48.5              27.2
Net Assets of Discontinued Operations . . . . . . . . . . . . . . .             61.9              48.8

Total Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . .         $2,110.9          $2,518.9

LIABILITIES AND SHAREOWNER'S EQUITY

Net Accounts Payable to Affiliates. . . . . . . . . . . . . . . . .           $ 14.2            $266.4
Other Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .             90.6              50.0
Senior and Subordinated Debt. . . . . . . . . . . . . . . . . . . .          1,652.6           1,874.0
Dealers' Reserves . . . . . . . . . . . . . . . . . . . . . . . . .             22.2              24.1

Commitments and Contingencies . . . . . . . . . . . . . . . . . . .                -                 -

Shareowner's Equity
              Capital Stock (Par value $1.00, 1,600,000 shares
                issued and outstanding) and paid-in capital . . . .            171.0             171.0
              Retained Earnings . . . . . . . . . . . . . . . . . .            163.4             134.9
              Accumulated Other Comprehensive Loss. . . . . . . . .             (3.1)             (1.5)
                          Total . . . . . . . . . . . . . . . . . .            331.3             304.4

Total Liabilities and Shareowner's Equity . . . . . . . . . . . . .         $2,110.9          $2,518.9

See Notes to Consolidated Financial Statements.

                 Navistar Financial Corporation and Subsidiaries
                      Statements of Consolidated Cash Flow
                               Millions of Dollars
                         For the years ended October 31

                                                                                2001              2000              1999
------------------------------------------------------------------------------------------------------------------------

Cash Flow From Operations
              Net Income. . . . . . . . . . . . . . . . . . . . . .            $54.5             $46.4             $62.5
              Adjustment to reconcile net income to
              cash provided from operations:
              (Gain) loss on disposal of discontinued
               operations, net of tax . . . . . . . . . . . . . . .             (8.3)             10.5                 -
              Gains on sales of receivables . . . . . . . . . . . .            (20.5)             (2.5)            (11.5)
              Depreciation and amortization . . . . . . . . . . . .             61.7              56.0              47.1
              Provision for losses on receivables . . . . . . . . .             27.8              12.1               6.2
              (Decrease) increase in accounts payable to affiliates           (252.2)           (440.5)            570.1
              Other . . . . . . . . . . . . . . . . . . . . . . . .              2.9              (3.7)            (15.6)
                          Total . . . . . . . . . . . . . . . . . .           (134.1)           (321.7)            658.8

Cash Flow From Investing Activities
              Proceeds from sold retail notes . . . . . . . . . . .          1,238.7             958.0           1,191.6
              Purchase of retail notes and lease receivables. . . .           (886.5)         (1,375.9)         (1,417.2)
              Principal collections on retail notes and
                 lease receivables. . . . . . . . . . . . . . . . .              5.1             131.1              88.1
              (Repurchase of) proceeds from sold wholesale notes, net         (226.1)            282.2                 -
              Acquisitions under (over) cash collections of
                 wholesale notes and accounts receivable. . . . . .            284.1             216.1            (410.3)
              Proceeds from sold retail accounts. . . . . . . . . .            120.0              80.0                 -
              Net (purchase)/sale or maturities of restricted
                 marketable securities. . . . . . . . . . . . . . .           (128.5)            (85.2)                -
              Purchase of equipment leased to others. . . . . . . .           (110.2)            (98.6)           (108.7)
              Sale of equipment leased to others. . . . . . . . . .             61.0              21.2              15.2
                          Total . . . . . . . . . . . . . . . . . .            357.6             128.9            (641.3)

Cash Flow From Financing Activities
              Net (decrease) increase in short-term debt. . . . . .                -             (34.5)             12.7
              Net (decrease) increase in bank revolving
                 credit facility usage. . . . . . . . . . . . . . .           (203.0)             55.0              25.0
              Proceeds from revolving retail warehouse facility . .                -             500.0                 -
              Net (decrease) increase in asset-backed
                 commercial paper facility usage. . . . . . . . . .                -            (358.9)              4.4
              Principal payments on long-term debt. . . . . . . . .           (136.0)            (80.9)           (133.3)
              Proceeds from long-term debt. . . . . . . . . . . . .            121.3             136.9             159.7
              Dividends paid to International . . . . . . . . . . .            (26.0)            (22.7)            (60.3)
                          Total . . . . . . . . . . . . . . . . . .           (243.7)            194.9               8.2

(Decrease) increase in Cash and Cash Equivalents from
   Continuing Operations. . . . . . . . . . . . . . . . . . . . . .            (20.2)              2.1              25.7
Net Cash from Discontinued Operations . . . . . . . . . . . . . . .              0.9               0.5              (0.6)
Cash and Cash Equivalents at Beginning of Year. . . . . . . . . . .             41.6              39.0              13.9
Cash and Cash Equivalents at End of Year. . . . . . . . . . . . . .            $22.3             $41.6             $39.0

Supplementary disclosure of cash flow information:
              Interest paid . . . . . . . . . . . . . . . . . . . .            $94.5            $102.8             $92.3
              Income taxes paid . . . . . . . . . . . . . . . . . .            $16.0             $37.8             $36.5

See Notes to Consolidated Financial Statements.

                 NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE THREE YEARS ENDED OCTOBER 31, 2001

                               MILLIONS OF DOLLARS


1. SUMMARY OF ACCOUNTING POLICIES


Principles of Consolidation

     The consolidated financial statements include the accounts of Navistar Financial Corporation and its wholly-owned subsidiaries ("Corporation"). International Truck and Engine Corporation ("International"), which is wholly-owned by Navistar International Corporation ("Navistar"), is the parent company of the Corporation. All significant intercompany balances and transactions have been eliminated.

Nature of Operations

     The Corporation is a commercial financing organization that provides retail, wholesale and lease financing of products sold by International and its dealers within the United States.

Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue on Receivables

     Revenue from finance receivables is recognized using the interest method. Revenue on operating leases is recognized on a straight-line basis over the life of the lease. Recognition of revenue is suspended when management determines the collection of future income is not probable. Income recognition is resumed if collection doubts are removed.

Net Investments in Operating Leases

     The Corporation has significant investments in the residual values of its leasing portfolio. The residual values represent an estimate of the values of the assets at the end of the lease contracts and are initially recorded based on estimates of future market values. Realization of the residual values is dependent on the Corporation's future ability to market the vehicles under then prevailing conditions. Management reviews residual values periodically to determine that recorded amounts are appropriate and the operating lease assets have not been impaired. Each of these assets is depreciated on a straight-line basis over the term of the lease in an amount necessary to reduce the leased vehicle to its estimated residual value at the end of the lease term.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


1. SUMMARY OF ACCOUNTING POLICIES (continued)


Allowance for Losses on Receivables

     The allowance for losses on receivables is established through a charge to the provision for losses. The allowance is an estimate of the amount required to absorb losses on existing receivables that may become uncollectible. The allowance is maintained at an amount management considers appropriate in relation to the outstanding receivables portfolio based on such factors as overall portfolio quality, historical loss experience and current economic conditions. Receivables are charged off to the allowance for losses when the receivable is determined to be uncollectible.

     Under various agreements, International and its dealers may be liable for a portion of customer losses or may be required to repurchase the repossessed collateral at the receivable principal value. The Corporation's losses are net of these benefits.

Repossessions

     Losses arising from the repossession of collateral supporting finance receivables and operating leases are recognized upon repossession. Repossessed assets are recorded at the lower of historical cost or fair value and are reclassified from finance receivables or operating leases to repossessions with the related adjustments recorded in provision for losses on receivables.

Receivable Sales

     The Corporation securitizes and sells receivables to public and private investors with limited recourse. The Corporation continues to service the receivables, for which a servicing fee is received. Servicing fees are earned on a level yield basis over the terms of the related sold receivables and are included in servicing fee income. Gains or losses on sales of receivables are credited or charged to financing revenue in the period in which the sales occur. An adequate allowance for credit losses is provided prior to the receivable sale. Interest-only strip receivables are recorded at estimated fair value. The difference between market value and cost for interest-only strip receivables is recorded within comprehensive income, net of related taxes. Differences between market value and cost were immaterial during fiscal year 2001 and 2000.

Income Taxes

     Navistar and its subsidiaries file a consolidated federal income tax return, which includes International and the Corporation. Federal income taxes for the Corporation are computed on a separate consolidated return basis and are payable to International.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


1. SUMMARY OF ACCOUNTING POLICIES (continued)


Cash and Cash Equivalents

     Cash and cash equivalents include money market funds and marketable securities with original maturities of three months or less.

Restricted Marketable Securities

     On October 16, 2000, Truck Retail Instalment Paper Corporation ("TRIP"), a special purpose wholly-owned subsidiary of the Corporation, issued $475 of senior class AAA rated and $25 of subordinated class A rated floating rate asset-backed notes. The proceeds were used to purchase eligible receivables from the Corporation and establish a revolving retail warehouse facility for the Corporation's retail notes and retail leases, other than fair market value leases. The Corporation is required to maintain the revolving retail warehouse facility with collateral in the amount of $500. In the event that retail note and lease balances pledged to the revolving retail warehouse facility fall below $500, the excess proceeds are invested in marketable securities, which are restricted and have maturities of three months or less. Due to the short-term nature of these marketable securities, the fair value approximates carrying value.

Derivative Financial Instruments

     On November 1, 2000, the Corporation adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. This statement standardizes the accounting for derivative instruments by requiring that an entity recognize all derivatives as assets or liabilities in the statement of financial condition and measure them at fair value. When certain criteria are met, it also provides for matching the timing of gain or loss recognition on the derivative hedging instrument with the recognition of (a) the changes in the fair value or cash flows of the hedged asset or liability attributable to the hedged risk or (b) the earnings effect of the hedged forecasted transaction.

     All derivative financial instruments, such as forward contracts, interest rate swaps and interest rate caps, are held for purposes other than trading. The Corporation's policy prohibits the use of derivative financial instruments for speculative purposes. The Corporation generally uses derivative financial instruments to reduce its exposure to interest rate volatility.

     The Corporation may use forward contracts to hedge future interest payments on the notes and certificates related to an expected sale of receivables. The principal balance of receivables expected to be sold by the Corporation equals or exceeds the notional amount of open forward contracts. The Corporation may use interest rate swaps to reduce exposure to interest rate changes when it sells fixed rate receivables on a variable rate basis.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


1. SUMMARY OF ACCOUNTING POLICIES (continued)


Derivative Financial Instruments (continued)

     For the protection of investors, the Corporation may enter into an interest rate cap when fixed rate receivables are sold on a variable rate basis. The Corporation will make payments under the terms of the written caps if interest rates exceed certain levels.

     All derivative instruments are recorded at their fair value. For those instruments which do not qualify for hedge accounting, changes in fair value are recognized in income.

New Accounting Standards

     On April 1, 2001 the Corporation adopted Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". The adoption of this statement has not had and is not expected to have a material effect on the Corporation's results of operations, financial condition or cash flows. We have included certain disclosures to comply with the requirements of this new statement.

Reclassification

     Certain prior year amounts have been reclassified to conform with the presentation used in the 2001 financial statements.


2. TRANSACTIONS WITH AFFILIATED COMPANIES


Wholesale Notes, Wholesale Accounts and Retail Accounts

     In accordance with the agreements between the Corporation and International relating to financing of wholesale notes, wholesale accounts and retail accounts, the Corporation receives interest income from International at agreed upon interest rates applied to the average outstanding balances less interest amounts paid by dealers on wholesale notes and wholesale accounts. The Corporation purchases wholesale notes and accounts from International at the principal amount of the receivables. Revenue collected from International was $51.3 in 2001, $85.6 in 2000 and $71.5 in 1999.

Retail Notes and Lease Financing

     In accordance with agreements between the Corporation and International, International may be liable for certain losses on the finance receivables and may be required to repurchase the repossessed collateral at the receivable principal value. Losses recorded by International were $37.3 in 2001, $22.5 in 2000 and $3.5 in 1999.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


2. TRANSACTIONS WITH AFFILIATED COMPANIES (continued)


Support Agreements

     Under provisions of certain public and private financing arrangements, agreements with International and Navistar provide that the Corporation's consolidated income before interest expense and income taxes will be maintained at not less than 125% of its consolidated interest expense. No income maintenance payments were required during the three-year period ended October 31, 2001.

Administrative Expenses

     The Corporation pays a fee to International for data processing and other administrative services based on the actual cost of services performed. The amount of the fee was $2.5, $3.0, and $2.6 in 1999 for fiscal 2001, 2000 and 1999, respectively.

Accounts Payable

     Accounts payable to affiliates, which are obligated to be repaid upon request, were $14.2, $266.4, and $706.9 at October 31, 2001, 2000, and 1999,
respectively. Accounts payable to affiliates reduced debt levels and resulted in a reduction in borrowing costs of $3.9, $15.9 and $12.5 for fiscal 2001, 2000, and 1999, respectively.

3.  DISCONTINUED OPERATIONS


     On November 30, 2000, the Corporation's Board of Directors approved management's plan for the sale of Harco National Insurance Company ("Harco"), the wholly-owned insurance subsidiary. On November 30, 2001, the Corporation completed the sale of all of the stock of Harco to IAT Reinsurance Syndicate Ltd., a Bermuda reinsurance company. Cash proceeds of $62.2 million were received on November 30, 2001.

     Harco provides commercial physical damage and liability insurance coverage to International's dealers and retail customers, and to the general public through an independent insurance agency system. Harco generates its funds through internal operations and has no external borrowings. Insurance premiums written by Harco are earned on a pro rata basis over the terms of the policies. Commission costs and premium taxes incurred in acquiring business are deferred and amortized on the same basis as related premiums are earned. The liability for unpaid insurance claims includes provisions for reported claims and estimates of unreported claims based on past experience. Such provisions include an estimate of loss adjustment expense. The estimated liability for unpaid insurance claims is regularly reviewed and updated. Any change in such estimate is reflected in current operations. Harco limits its exposure on any single loss occurrence by obtaining reinsurance from other insurance enterprises.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


3.  DISCONTINUED OPERATIONS (continued)


     The Harco insurance segment is accounted for as a discontinued operation, and accordingly, amounts in the consolidated financial statements and notes thereto for all periods shown have been restated to reflect discontinued operations accounting. The net assets of Harco have been reflected in the consolidated balance sheet at net realizable value and consisted of the following at October 31:

                                                            2001            2000
---------------------------------------------------    ------------    ------------

Marketable securities, at fair value...............       $121.3          $110.4
Reinsurance receivables............................         20.1            27.0
Other assets.......................................         23.6            17.8
  Total assets.....................................        165.0           155.2

Insurance reserves and unearned premiums...........         88.4            90.6
Other liabilities..................................          7.6             3.4
  Total liabilities................................         96.0            94.0

Net assets.........................................         69.0            61.2

Adjustment to net realizable value.................        ( 7.1)          (12.4)

Net assets of discontinued operations..............       $ 61.9          $ 48.8


     Below are the components of the gain (loss) on disposal recorded in the Statement of Consolidated Income and Retained Earnings

                                                                         2001          2000         Total
--------------------------------------------------------------------------------------------------------------

     Estimated gain(loss) on sale.............................          $13.1        $(11.9)        $ 1.2
     Estimated severance and other exit costs.................            0.3         ( 3.8)         (3.5)
     Curtailment loss.........................................              -         ( 1.2)         (1.2)

     Pretax gain(loss) on disposal............................           13.4         (16.9)         (3.5)
     Deferred tax (expense) benefit...........................          ( 5.1)          6.4           1.3

         Total gain(loss) on Disposal of
         Discontinued Operations..............................          $ 8.3        $(10.5)        $(2.2)


     The pretax loss on disposal of Harco is estimated to be approximately $3.5 and includes the estimated gain on sale of $1.2, approximately $3.5 of severance and other exit costs, and $1.2 of curtailment loss associated with the related future reduction of employees from the Corporation's postretirement benefit plans.

     Revenues of Harco were $61.6, $55.9 and $44.2 for fiscal 2001, 2000 and 1999, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


4. FINANCE RECEIVABLES


     Finance receivable balances, net of unearned finance income, at October 31 are summarized as follows:

                                                             2001           2000
--------------------------------------------------------------------------------

Retail notes                                               $634.1       $1,050.5

Lease financing...................................          211.5          223.7

Wholesale notes...................................           31.7           82.3

Accounts:
     Retail                                                 137.1          249.6
     Wholesale....................................           78.4           72.9
         Total....................................          215.5          322.5
              Total finance receivables...........       $1,092.8       $1,679.0

     Contractual maturities of finance receivables including unearned finance income at October 31, 2001, are summarized as follows:

                                                       Retail           Lease           Wholesale        Accounts
--------------------------------------------------- -------------- ----------------- ---------------- ---------------

Due in fiscal year:
    2002   .......................................     $  218.6         $  16.8           $ 26.5         $ 215.5
    2003   .......................................        160.1            40.3              5.2               -
    2004   .......................................        142.7            69.3                -               -
    2005   .......................................        108.8            61.0                -               -
    2006   .......................................         71.9            47.3                -               -
Due after 2006....................................         18.9            12.6                -               -
       Gross finance receivables..................        721.0           247.3             31.7           215.5
Unearned finance income...........................        (86.9)          (35.8)               -               -
       Total finance receivables..................       $634.1         $ 211.5           $ 31.7         $ 215.5

     The actual cash collections from finance receivables may vary from the contractual cash flows because of sales, prepayments, extensions and renewals. The contractual maturities, therefore, should not be regarded as a forecast of future collections.

     The Corporation's primary business is to provide wholesale, retail and lease financing for new and used trucks sold by International and International's dealers, and as a result, the Corporation's receivables and leases have significant concentration in the trucking industry. On a geographic basis, there is not a disproportionate concentration of credit risk in any area of the United States. The Corporation retains as collateral a security interest in the equipment associated with wholesale notes, retail notes and leases.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


4. FINANCE RECEIVABLES (continued)

     The Corporation securitizes and sells receivables through Navistar Financial Retail Receivables Corporation ("NFRRC"), Navistar Financial Securities Corporation ("NFSC"), Truck Retail Accounts Corporation ("TRAC") and Truck Engine Receivables Financing Corporation ("TERFCO"), all special purpose, wholly-owned subsidiaries of the Corporation. NFRRC, NFSC, TRAC and TERFCO have limited recourse on the sold receivables and their assets are available to satisfy the claims of their creditors prior to such assets becoming available for their own uses or to the Corporation or affiliated companies. The terms of receivable sales generally require the Corporation to maintain cash reserves with the trusts and conduits as credit enhancement. The use of cash reserves held by the trusts and conduits is restricted under the terms of the securitized sales agreements. The maximum exposure under all receivable sale recourse provisions at October 31, 2001 was $340.2; however, management believes the recorded reserves for losses are adequate.

     The Corporation continues to service the receivables, for which a servicing fee is received. Servicing fees are earned on a level yield basis over the terms of the related sold receivables and are included in servicing fee income. Servicing fees are typically set at 1.0% of average outstanding net receivable balances, representing the Corporation's estimated costs to service the receivables.

     Gains or losses on sales of receivables are estimated based upon the present value of future expected cash flows using assumptions for prepayment speeds and current market interest rates. These assumptions use management's best estimates commensurate with the risks involved. An allowance for credit losses is provided prior to the receivable sale and is reclassified to Amounts Due from Sales of Receivables upon sale.

     Finance receivable balances do not include receivables sold by the Corporation to public and private investors with limited recourse provisions. Outstanding sold receivable balances at October 31 are as follows:

                                           2001                2000
---------------------------------------------------------------------

Retail notes.......................     $1,862.6            $1,730.2
Wholesale notes....................        797.3               883.0
Retail accounts....................        191.3                80.0
     Total.........................     $2,851.2            $2,693.2

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


4. FINANCE RECEIVABLES (continued)

     Additional financial data for gross serviced finance receivables as of October 31, 2001 is as follows:


                                                   Retail                       Wholesale
                                                   Notes          Leases          Notes          Accounts
                                               -------------     ----------     ----------     -------------
Gross serviced finance
   receivables................................   $2,720.1          $531.2         $817.4           $415.5
Gross serviced finance
   receivables with
   installments past due
          over 30 days........................          -               -            7.1             18.3
          over 60 days........................       25.4            12.5              -                -
Credit losses net of
   recoveries.................................       21.5             1.9            0.6                -


     In fiscal 2001, the Corporation sold $1,365.0 of retail notes, net of unearned finance income, through NFRRC, in three separate sales. The Corporation sold $765.0 of retail notes in November 2000 to an owner trust which, in turn, issued securities that were sold to investors. The Corporation sold $200.0 of retail notes in December 2000 to a multi-seller asset-backed commercial paper conduit sponsored by a major financial institution. During the three months ended June 2001, the Corporation sold $400.0 of retail notes to an owner trust which, in turn, issued $400.0 of asset-backed securities that were sold to investors. Aggregate gains of $20.5 were recognized on these sales.

     At October 31, 2001, NFSC has in place a revolving wholesale note trust that provides for the funding of $1,012.0 of eligible wholesale notes. As of October 31, 2001 the trust is comprised of three $200.0 tranches of investor certificates maturing in 2003, 2004 and 2008, a $212.0 tranche of investor certificates maturing in 2005 and a variable funding certificate with a maximum capacity of $200.0. This facility expires in January 2002, with an option for renewal. TERFCO has in place a revolving trust that provides for the funding of $100.0 of eligible Ford accounts receivables. TRAC has in place a revolving retail account conduit that provides for the funding of $100.0 of eligible retail accounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


4. FINANCE RECEIVABLES (continued)

     When receivables are sold, the Corporation retains interest in the securitized receivables in the form of interest-only strips, servicing rights, cash reserve accounts and subordinated certificates. The following is a summary of retained interests included in Amounts Due from Sales of Receivables at October 31:

                                                                                2001          2000
---------------------------------------------------------------------------------------------------

Cash held and invested by trusts........................................      $146.6        $136.6
Subordinated retained interests in wholesale receivables................       127.1         142.5
Subordinated retained interests in retail receivables...................        56.4          50.6
Interest only receivables...............................................        10.1           0.1
Allowance for credit losses.............................................       (16.7)        (13.3)
     Total..............................................................      $323.5        $316.5


     The fair value of cash deposits included in amounts due from sales of receivables approximate their carrying value due to their short-term nature and variable interest rate terms. The subordinated retained interests in wholesale and retail receivables principally consist of wholesale notes or marketable securities, retail accounts and certain cash collections on finance receivables. Due to the short-term nature of these assets the fair value approximates carrying value.

     Key economic assumptions used in measuring the interest only strip at the date of the securitization for securitizations completed during the fiscal year and at October 31, 2001 for all outstanding securitizations, were as follows:

                                                                    At date of                At October 31,
                                                                  Securitization                   2001
                                                              ------------------------    ------------------------
                                                              ------------------------    ------------------------

      Prepayment speed...............................                1.4 - 1.6                   1.1 - 1.3
      Weighted average remaining life................                41 months                   25 months
      Residual cash flows discount rate..............              7.85% - 9.61%               6.41% - 9.61%

     The impact of hypothetical 10% and 20% adverse changes in these assumptions would have no material effect on the fair value of the interest only receivables at October 31, 2001. These sensitivities are hypothetical and should be used with caution. The effect of a variation of a particular assumption on the fair value of the interest only receivables is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


4. FINANCE RECEIVABLES (continued)

     The following table summarizes certain cash flows received from and (paid to) securitization trusts/conduits during the year ended October 31, 2001:

                                                                    ($ Millions)
                                                                    ------------
Proceeds from initial sales of retail receivables................      $1,390.4
Proceeds from subsequent sales of receivables into
  revolving facilities............................................      5,063.8
Servicing fees received..........................................          26.6
All other cash received from trusts..............................         192.8
Purchase of delinquent or foreclosed receivables.................         (96.3)
Cash used for pool buybacks......................................        (220.8)


5. INVESTMENT IN OPERATING LEASES


     Operating leases at year-end were as follows:
                                                        2001             2000
--------------------------------------------------------------------------------

Investment in operating leases:
   Vehicles and other equipment, at cost.......        $405.1           $409.7
   Less:  Accumulated depreciation.............        (121.3)          (118.6)
      Net investment in operating leases.......        $283.8           $291.1

     Future minimum rentals on operating leases are as follows: 2002, $85.0; 2003, $71.6; 2004, $54.7; 2005, $30.6; 2006, $17.3 and $7.8 thereafter.

6. ALLOWANCE FOR LOSSES


     The allowance for losses on receivables is summarized as follows:

                                                                   2001          2000          1999
--------------------------------------------------------------------------------------------------------

Total allowance for losses at beginning of year.............      $26.2         $26.2         $25.4
Provision for losses........................................       27.8          12.1           6.2
Net losses charged to allowance.............................      (24.0)        (12.1)         (5.4)
         Total allowance for losses at end of year..........      $30.0         $26.2         $26.2

Allowance pertaining to:
     Owned notes............................................      $13.3         $12.9         $13.4
     Sold notes.............................................       16.7          13.3          12.8
         Total..............................................      $30.0         $26.2         $26.2


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS

7. TAXES ON INCOME


     Taxes on income at October 31 are summarized as follows:

                                                          2001          2000          1999
-----------------------------------------------------------------------------------------------
Current:
     Federal.........................................    $14.5         $26.9         $30.6
     State and local.................................      5.6           4.5           4.9
         Total current...............................     20.1          31.4          35.5

Deferred (primarily Federal).........................     11.1          (2.2)          3.4
         Sub-total...................................     31.2          29.2          38.9
Less amount from Discontinued Operations                   5.1          (6.3)          1.8
         Total.......................................    $26.1         $35.5         $37.1

     The effective tax rate of approximately 36%, 38% and 38% in the years ended October 31, 2001, 2000 and 1999, respectively, differs from the statutory United States Federal tax rate of 35% primarily because of state and local income taxes. The net deferred tax liability from continuing operations is included in other liabilities on the Statements of Financial Condition. Net deferred tax assets of $1.2 and $1.6 at October 31, 2001 and 2000, respectively, are included in net assets from discontinued operations on the Statements of Consolidated Financial Condition. Deferred tax assets and liabilities at October 31 comprised of the following:
                                                              2001         2000
--------------------------------------------------------------------------------
Deferred tax assets:
     Other postretirement benefits.....................      $ 4.4        $ 3.6
     Loss on disposal of discontinued operations.......          -          6.4
         Total deferred tax assets.....................        4.4         10.0
Deferred tax liabilities:
     Loss on disposal of discontinued operations.......        0.6            -
     Depreciation and other............................       19.4         14.1
         Total deferred tax liabilities................       20.0         14.1
         Net deferred tax liabilities..................      $15.6        $ 4.1

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS



8. SENIOR AND SUBORDINATED DEBT


     Senior and subordinated debt outstanding at October 31 is summarized as follows:
                                                             2001          2000
--------------------------------------------------------------------------------

Bank revolving credit facility, at variable
     rates, due November 2005..........................    $ 692.0       $ 895.0

Funding under revolving retail warehouse facility,
     at variable rates, due October 2005...............      500.0         500.0

Capital lease obligations, 4.11% to 6.65%,
     due serially through 2007.........................      360.6         379.0

Senior Subordinated Notes, 9%, due June 2002...........      100.0         100.0
              Total senior and subordinated debt.......   $1,652.6      $1,874.0


     The weighted average interest rate on total debt, including short-term debt and the effect of discounts and related amortization, was 5.7% in 2001, 6.4% in 2000 and 5.6% in 1999. The aggregate annual maturities and required payments of senior and subordinated debt are as follows:

                   Fiscal year ended October 31

                   2002................................   $  204.3
                   2003................................      115.2
                   2004................................       72.6
                   2005................................      543.9
                   2006................................      712.0
                   2007 and thereafter.................        4.6
                      Total............................   $1,652.6

     At October 31, 2001, the Corporation had a $820.0 contractually committed bank revolving credit facility that will mature in November 2005. Under the revolving credit agreement, Navistar's three Mexican finance subsidiaries are permitted to borrow up to $100.0 in the aggregate, which is guaranteed by the Corporation.

     At October 31, 2001, the Corporation had a $500.0 revolving retail warehouse facility due in October 2005. On October 16, 2000, Truck Retail Instalment Paper Corporation ("TRIP"), a special purpose wholly-owned subsidiary of the Corporation, issued $475.0 of senior class AAA rated and $25.0 of subordinated class A rated floating rate asset-backed notes. The proceeds were used to purchase eligible receivables from the Corporation and establish a revolving retail warehouse facility for the Corporation's retail notes and retail leases, other than fair market value leases.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


8. SENIOR AND SUBORDINATED DEBT (continued)


     Available funding under the bank revolving credit facility, the revolving retail warehouse facility and the revolving wholesale note trust was $539.0. When combined with unrestricted cash and cash equivalents, $561.0 was available to fund the general business purposes of the Corporation at October 31, 2001. Under the terms of the bank revolving credit facility, the Corporation is required to maintain a debt to tangible net worth ratio of no greater than 7.0 to 1 and a interest expense to EBIT ratio not to be less than 1.25 to 1. The bank revolving credit agreement grants security interests in substantially all of the Corporation's assets to the Corporation's debt holders. Compensating cash balances are not required under the bank revolving credit facility. Facility fees are paid quarterly regardless of usage.

     The Corporation enters into sale/leaseback agreements involving vehicles subject to retail finance and operating leases with end users. The balances are classified under senior and subordinated debt as capital lease obligations. In connection with the sale and leaseback of certain of its leasing portfolio assets, the Corporation and its subsidiary, Harco Leasing, Inc. ("HLC"), have established Navistar Leasing Company ("NLC"), a Delaware business trust. NLC holds legal title to leased vehicles and is the lessor on substantially all leases originated by the Corporation. The assets of NLC have been and will continue to be allocated into various beneficial interests issued by NLC. HLC owns one such beneficial interest in NLC and HLC has transferred other beneficial interests issued by NLC to purchasers under sale/leaseback agreements. Neither the beneficial interests held by purchasers under sale/leaseback agreements or the assets represented thereby, nor legal interest in any assets of NLC, are available to HLC, the Corporation or its creditors.

9. POSTRETIREMENT BENEFITS


     The Corporation provides postretirement benefits to a substantial number of its employees. Costs associated with postretirement benefits include pension and postretirement health care expenses for employees, retirees and surviving spouses and dependents.

     Generally, the pension plans are non-contributory. The Corporation's policy is to fund its pension plans in accordance with applicable United States government regulations. At October 31, 2001, all legal funding requirements had been met.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


9. POSTRETIREMENT BENEFITS (continued)


Postretirement Expense

     Net periodic benefit cost included in the Statements of Consolidated Income is composed of the following:

                                                      Pension Benefits                        Other Benefits
                                            -------------------------------------  -------------------------------------
                                                2001        2000         1999           2001         2000       1999
---------------------------------------------------------------------------------  -------------------------------------

Service cost for benefits
     earned during the period..............   $ 0.7       $ 0.7        $ 0.7         $ 0.5        $ 0.4     $ 0.3
Interest cost on obligation................     3.9         3.7          3.4           1.6          1.2       1.0
Net amortization costs and other...........     0.2         0.1          0.2           0.4            -       0.1
Less expected return on assets.............    (5.4)       (5.2)        (5.0)         (0.9)        (0.9)     (0.7)
Net postretirement
     (income) expense                         $(0.6)      $(0.7)       $(0.7)        $ 1.6        $ 0.7     $ 0.7

     "Amortization costs" include amortization of cumulative gains and losses over the expected remaining service life of employees and amortization of the initial transition liability over 15 years and amortization of plan amendments. Plan amendments are recognized over the remaining service life of employees.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


9. POSTRETIREMENT BENEFITS (continued)


Postretirement Expense (continued)

     The funded status of the Corporation's plans as of October 31, 2001 and 2000 and a reconciliation with amounts recognized in the Statements of Consolidated Financial Condition are as follows:

                                                                 Pension Benefits                       Other Benefits
                                                        -------------------------------      --------------------------------
                                                                2001            2000                  2001            2000
---------------------------------------------------------------------------------------      --------------------------------
Change in benefit obligation
Benefit obligation at beginning
   of year                                                     $50.3           $48.5                $ 21.0           $14.9
Service cost                                                     0.7             0.7                   0.5             0.4
Interest on obligation...............................            3.9             3.7                   1.6             1.2
Curtailment                                                        -             0.2                     -             1.0
Actuarial net loss (gain)............................            1.9             0.1                  (2.1)            4.0
Benefits paid                                                   (3.2)           (2.9)                 (0.5)           (0.5)
Benefit obligation at end of year....................          $53.6           $50.3                $ 20.5           $21.0

Change in plan asset
Fair value of plan assets at
   beginning of year.................................          $56.2           $53.9                $  8.0           $ 7.8
Actual return on plan assets.........................            0.7             4.9                  (1.5)            0.2
Employer contribution................................              -               -                   0.3             0.3
Benefits paid                                                   (2.8)           (2.6)                 (0.2)           (0.3)
Fair value of plan assets at
   year-end                                                    $54.1           $56.2                $  6.6           $ 8.0
Funded status                                                  $ 0.5           $ 5.9                $(13.9)         $(13.0)
Unrecognized actuarial net
   (gain) loss.......................................            2.6            (3.9)                  6.6             6.7
Unrecognized transition amount.......................            0.1             0.1                     -               -
Unrecognized prior service cost......................            0.4             0.6                     -               -
Net amount recognized................................          $ 3.6           $ 2.7                $ (7.3)          $(6.3)

Amounts recognized in the
   Statements of Consolidated
   Financial Condition
   consists of:
      Prepaid benefit cost...........................          $ 5.5           $ 4.6                 $   -           $   -
      Accrued benefit liability......................           (4.3)           (4.3)                 (7.3)           (6.3)
      Accumulated reduction in
         shareowner's equity.........................            2.4             2.4                     -               -
            Net amount recognized....................          $ 3.6           $ 2.7                $ (7.3)          $(6.3)

         The accumulated reduction in shareowner's equity is recorded in the Statements of Consolidated Financial Condition.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


9. POSTRETIREMENT BENEFITS (continued)


Postretirement Expense (continued)

     The sale of Harco resulted in a curtailment loss of approximately $1.0, which is recorded as a part of the loss on disposal of discontinued operations in the Statements of Consolidated Income.

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $4.3, $4.3, and $0.0, respectively, as of October 31, 2001, and $4.1, $4.1, and $0.0, respectively, as of October 31, 2000.

     The weighted average rate assumptions used in determining expenses and benefit obligations were:

                                                           Pension Benefits                        Other Benefits
                                                   ----------------------------------  --------------------------------------
                                                       2001       2000       1999          2001         2000         1999
-------------------------------------------------------------------------------------  --------------------------------------

Discount rate used to determine
   present value of benefit
   obligation at year-end.........................     7.4%       8.0%       7.8%           7.4%         8.2%         8.0%
Expected long-term rate of
   return on plan asset for
   the year                                            9.8%       9.8%       9.6%          10.8%        11.0%        10.8%
Expected rate of increase in
   future compensation levels.....................     3.5%       3.5%       3.5%           N/A          N/A          N/A


     For 2001, the weighted average rate of increase in the per capita cost of covered health care benefits is projected to be 11.0%. The rate is projected to decrease to 5.0% by the year 2007 and remain at that level each year thereafter. The effect of changing the health care cost trend rate is as follows:

                                                       1-Percentage-        1-Percentage-
                                                       Point Increase       Point Decrease
-------------------------------------------------------------------------------------------

 Effect on total of service and interest cost
    components.......................................       $0.4                $(0.3)
 Effect on postretirement benefit obligation.........        3.6                 (3.0)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


10. LEASES


     The Corporation is obligated under non-cancelable operating leases for the majority of its office facilities. These leases are generally renewable and provide that property taxes and maintenance costs are to be paid by the lessee. At October 31, 2001, future minimum lease commitments under non-cancelable operating leases with remaining terms in excess of one year are as follows:

                    Year Ended October 31,
                    2002.............................      $ 1.7
                    2003.............................        1.7
                    2004.............................        1.5
                    2005.............................        1.4
                    2006.............................        1.1
                    Total............................      $ 7.4

     The total operating lease expense was $2.0 in 2001, $2.0 in 2000 and $2.0 in 1999.

11. SHAREOWNER'S EQUITY


     The number of authorized shares of capital stock as of October 31, 2001 and 2000, was 2,000,000 of which 1,600,000 shares were issued and outstanding. All of the issued and outstanding capital stock is owned by International and no shares are reserved for officers and employees, or for options, warrants, conversions and other rights.

     The components of accumulated other comprehensive income (loss), net of taxes, are as follows:

                                                         Net
                                                      Unrealized             Net                            Accumulated
                                                         Gains            Unrealized        Minimum            Other
                                                     (Losses) on          Losses on         Pension        Comprehensive
                                                      Securities         Derivatives       Liability       Income (Loss)
-----------------------------------------------------------------------------------------------------------------------------

Balance at October 31, 1998......................         $2.5                 -            $(1.0)            $ 1.5
     Change in 1999..............................         (3.2)                -             (0.2)             (3.4)
Balance at October 31, 1999......................         (0.7)                -             (1.2)             (1.9)
     Change in 2000..............................            -                 -             (0.3)             (0.3)
     Reclass to loss on disposal
       of Discontinued Operations................          0.7                 -                -               0.7
Balance at October 31, 2000......................            -                 -             (1.5)             (1.5)
     Change in 2001..............................            -             $(1.6)               -              (1.6)
Balance at October 31, 2001......................         $  -             $(1.6)           $(1.5)            $(3.1)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


12. FINANCIAL INSTRUMENTS


Fair Value of Financial Instruments

     The carrying amounts and estimated fair values of the Corporation's financial instruments were as follows:

                                                                     2001                           2000
                                                        ----------------------------   ----------------------------
                                                           Carrying          Fair         Carrying         Fair
                                                             Value          Value          Value           Value
------------------------------------------------------------------------------------   ----------------------------

Financial assets:
     Finance receivables:
         Retail notes................................       $634.1          $664.8      $ 1,050.5      $ 1,036.6
         Wholesale notes and accounts................        247.2           247.2          404.8          404.8
     Amounts due from sales of
         receivables.................................        323.5           323.5          316.5          316.5


Financial liabilities:
     Senior and subordinated debt,
         excluding capital lease
         obligations.................................      1,292.0         1,292.4        1,495.0        1,494.9

     The carrying amount of cash and cash equivalents approximates fair value.

     The fair value of retail notes is estimated by discounting the future contractual cash flows using an estimated discount rate reflecting current rates paid to purchasers of similar types of receivables with similar credit, interest rate and prepayment risks. For wholesale notes and retail and wholesale accounts, all of which reprice monthly, the carrying amounts approximate fair value as a result of the short-term nature of the receivables.

     The fair value of cash deposits included in amounts due from sales of receivables approximate their carrying value due to their short-term nature and variable interest rate terms. The subordinated retained interests in wholesale and retail receivables principally consist of wholesale notes or marketable securities, retail accounts and certain cash collections on finance receivables. Due to the short-term nature of these assets the fair value approximates carrying value. The fair value of the interest only receivables is derived by discounting the expected future cash flows at estimated current market rates.

     For fixed rate debt, the fair value is estimated based on quoted market prices where available and, where not available, on quoted market prices of debt with similar characteristics. For variable rate debt the fair values approximate their carrying value.

     The estimated fair values for all other financial instruments approximate their carrying values due to the short-term nature or variable interest terms inherent in the financial instruments.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


12. FINANCIAL INSTRUMENTS (continued)


Derivatives Held or Issued for Purposes Other Than Trading

     The  Corporation  manages its exposure to fluctuations in interest rates by limiting the amount of fixed rate assets funded with variable rate debt generally by selling fixed rate receivables on a fixed rate basis and by utilizing derivative financial instruments. These derivative financial instruments may include forward contracts, interest rate swaps and interest rate caps. The fair value of these instruments is estimated based on quoted market prices and is subject to market risk as the instruments may become less valuable due to changes in market conditions or interest rates. The Corporation manages exposure to counter-party credit risk by entering into derivative financial instruments with major financial institutions that can be expected to fully perform under the terms of such agreements. The Corporation does not require collateral or other security to support derivative financial instruments with credit risk. The Corporation's counter-party credit exposure is limited to the fair value of contracts with a positive fair value at the reporting date. At October 31, 2001, the Corporation's derivative financial instruments had a negative net fair value. Notional amounts are used to measure the volume of derivative financial instruments and do not represent exposure to credit loss.

     The Corporation enters into derivative financial instruments to manage its exposure to fluctuations in the fair value of retail notes anticipated to be sold. The Corporation manages such risk by entering into forward contracts to sell fixed debt securities or forward interest rate swaps whose fair value is highly correlated with that of the Corporation's receivables. For transactions which qualify for hedge accounting the fair value of the derivatives is deferred until the designated loans are sold. Gains or losses incurred with the closing of these agreements are included as a component of the gain or loss on sale of receivables. As of October 31, 2001, there were no such derivative financial instruments open.

     In November 1998, the Corporation sold fixed rate retail receivables to a multi-seller asset-backed commercial paper conduit sponsored by a major financial institution on a variable rate basis. For the protection of investors, the Corporation issued an interest rate cap. The notional amount of the cap amortizes based on the expected outstanding principal balance of the sold retail receivables. Under the terms of the cap agreement, the Corporation will make payments if interest rates exceed certain levels. As of October 31, 2001 the cap had a notional amount of $138.0 and had an immaterial fair value.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


12. FINANCIAL INSTRUMENTS (continued)

     In November 1999, the Corporation sold fixed rate retail receivables on a variable rate basis and entered into an amortizing interest rate swap agreement to fix the future cash flows of interest paid to lenders. In March 2000, the Corporation transferred all the rights and obligations of the swap to the bank conduit. The notional amount of the amortizing swap is based on the expected outstanding principal balance of the sold retail receivables. Under the terms of the agreement, the Corporation will make or receive payments based on the differential between the transferred swap notional amount and the outstanding principal balance of the sold retail receivables. The net settlement is included in retail notes revenue. As of October 31, 2001 the difference between the amortizing swap notional amount and the net outstanding principal balance of the sold retail receivables was $32.0 and had a fair value of $1.0, which is recorded in other liabilities on the Statement of Consolidated Financial Condition.

     In October 2000, the Corporation entered into a $500.0 retail revolving facility as a method to fund retail notes and finance leases prior to the sale of receivables. Under the agreements of this facility, the Corporation sells fixed rate retail notes or finance leases to the conduit and pays investors a floating rate of interest. As required by the rating agencies, the Corporation purchased an interest rate cap to protect investors against rising interest rates. To offset the economic cost of this cap, the Corporation sold an identical interest rate cap. As of October 31, 2001 the interest rate caps each had a notional amount of $500.0 and a net fair value of zero.

     In December 2000, the Corporation sold fixed rate retail receivables on a variable rate basis and entered into an interest rate swap agreement. Under the terms of the agreement, the Corporation will make or receive payments based on the differential between the transferred swap notional amount and the outstanding principal balance of the sold retail receivables and on changes in the interest rates. The net settlement is included in retail notes revenue. As of October 31, 2001 the difference between the amortizing swap notional amount and the net outstanding principal balance of the sold retail receivables was $3.0 and had an immaterial fair value.

     In July 2001, the Corporation entered into an interest rate swap agreement to fix a portion of its floating rate revolving debt. This transaction is accounted for as a cash flow hedge, and consequently, gains and losses on the derivative are recorded in other comprehensive income. Derivative gains and losses are reclassified from other comprehensive income as the hedged item affects earnings. There was no ineffectiveness related to this derivative during fiscal 2001. As of October 31, 2001, the interest rate swap had a notional amount of $35.0 and a fair value of $2.0, which is recorded in other liabilities on the Statement of Consolidated Financial Condition.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


13. LEGAL PROCEEDINGS

     The Corporation is subject to various claims arising in the ordinary course of business, and is party to various legal proceedings which constitute ordinary routine litigation incidental to the business of the Corporation. In the opinion of the Corporation's management, none of these proceedings or claims are material to the business or the financial condition of the Corporation.


14. SUBSEQUENT EVENTS

     Over the period November 1, through December 10, 2001, the Corporation sold $470.0 million of retail notes, net of unearned finance income, through NFRRC to an owner trust which, in turn, issued securities which were sold to investors. A $16.2 million gain was recognized on this sale.

15. QUARTERLY FINANCIAL INFORMATION  (unaudited)

                                                                           2001
                                        -------------- --------------- -------------- ------------- --------------
                                             1st            2nd             3rd           4th          Fiscal
                                           Quarter        Quarter         Quarter       Quarter         Year
--------------------------------------- -------------- --------------- -------------- ------------- --------------

Results of Continuing Operations
    Revenues..........................       $84.3          $82.3           $69.6          $68.2        $304.4
    Interest expense..................        30.0           24.8            20.8           17.3          92.9
    Provision for losses
       on receivables.................         6.5            7.6             6.1            7.6          27.8
Income from Continuing
    Operations........................        12.8           12.8             9.3           11.3          46.2
Loss on Disposal of
    Discontinued Operations...........         -              -               -              8.3           8.3
Net income............................        12.8           12.8             9.3           19.6          54.5

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MILLIONS OF DOLLARS


15. QUARTERLY FINANCIAL INFORMATION  (unaudited) (Continued)

                                                                           2000
                                        -------------- --------------- -------------- ------------- -------------
                                             1st            2nd             3rd           4th          Fiscal
                                           Quarter        Quarter         Quarter       Quarter         Year
--------------------------------------- -------------- --------------- -------------- ------------- -------------
Results of Continuing Operations
    Revenues..........................       $74.8          $73.6           $77.1          $82.3       $307.8
    Interest expense..................        24.0           23.0            26.8           30.3         104.1
    Provision for losses
       on receivables.................         1.4            2.3             3.0            5.4          12.1
Income from Continuing
    Operations........................        16.0           14.1            14.2           12.1          56.4
Loss on Disposal of
    Discontinued Operations...........           -              -               -          (10.5)        (10.5)
Income (loss) from Discontinued
    Operations........................         1.2            0.1             -             (0.8)          0.5
Net income............................        17.2           14.2            14.2            0.8          46.4

                 Navistar Financial Corporation and Subsidiaries


                 Statement of Financial Reporting Responsibility


     Management of Navistar Financial Corporation and its subsidiaries is responsible for the preparation and for the integrity and objectivity of the accompanying financial statements and other financial information in this report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include amounts that are based on management's estimates and judgments.

     The accompanying financial statements have been audited by Deloitte & Touche LLP, independent auditors. Management has made available to Deloitte & Touche LLP all the Corporation's financial records and related data, as well as the minutes of Directors' meetings. Management believes that all representations made to Deloitte & Touche LLP during its audit were valid and appropriate.

     Management is responsible for establishing and maintaining a system of internal controls throughout its operations that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use and the execution and recording of transactions in accordance with management's authorization. The system of internal controls which provides for appropriate division of responsibility is supported by written policies and procedures that are updated by management as necessary. The system is tested and evaluated regularly by the parent Company's internal auditors as well as by the independent auditors in connection with their annual audit of the financial statements. The independent auditors conduct their audit in accordance with auditing standards generally accepted in the United States of America and perform such tests of transactions and balances as they deem necessary. Management considers the recommendations of its internal auditors and independent auditors concerning the Corporation's system of internal controls and takes the necessary actions that are cost-effective in the circumstances to respond appropriately to the recommendations presented. Management believes that the Corporation's system of internal controls accomplishes the objectives set forth in the first sentence of this paragraph.



    John J. Bongiorno
    President and Chief Executive Officer




    Ronald D. Markle
    Vice President and Controller

                 Navistar Financial Corporation and Subsidiaries


                          Independent Auditors' Report


Navistar Financial Corporation:

We have audited the accompanying consolidated financial statements of Navistar Financial Corporation (the "Corporation") and its subsidiaries as of October 31, 2001 and 2000 and for each of the three years in the period ended October 31, 2001, listed in Item 8. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Navistar Financial Corporation and its subsidiaries as of October 31, 2001 and 2000 and the results of their operations and their cash flow for each of the three years in the period ended October 31, 2001 in conformity with accounting principles generally accepted in the United States of America.




    /s/DELOITTE & TOUCHE LLP
       Deloitte & Touche LLP
       December 10, 2001
       Chicago, Illinois

                          SUPPLEMENTARY FINANCIAL DATA


                Five Year Summary of Financial and Operating Data

                           Dollar amounts in millions



                                                          2001          2000          1999          1998           1997
---------------------------------------------------------------------------------------------------------------------------
Results of Continuing
 Operations:
     Revenues.................................        $  304.4      $  307.8      $  282.0      $  234.3       $  193.5
     Net income ..............................            46.2          56.4          59.3          48.9           41.8
     Dividends paid ..........................            26.0          22.7          60.3          57.0           40.0

     Percent of net income to
         average shareowner's
         equity...............................            14.8%         18.9%         21.0%         17.1%          14.7%

 Financial Data:
     Finance receivables, net ................        $1,079.5      $1,666.1      $2,062.5      $1,510.9       $1,211.2
     Total assets ............................         2,110.9       2,518.9       2,769.9       2,127.8        1,719.4

     Total debt ..............................         1,652.6       1,874.0       1,710.3       1,633.0        1,223.7
     Shareowner's equity .....................           331.3         304.4         280.3         281.5          287.8

     Debt to equity ratio ....................           5.0:1         6.2:1         6.1:1         5.8:1          4.3:1
     Senior debt to capital
         funds ratio..........................           3.6:1         4.4:1         4.2:1         3.1:1          2.1:1


 Number of employees at
     October 31...............................             311           291           307           300            270


Results of Discontinued
 Operations:
     Revenues.................................         $  61.6       $  55.9       $  44.2       $  41.6        $  41.4
     Net income ..............................             6.4           0.5           3.2           4.0            3.9

 Number of employees at
     October 31...............................              78            94            92            94             88



Gross Finance Receivables and Leases Acquired
($ Millions)                                              2001          2000          1999          1998          1997
------------------------------------------------------------------------------------------------------------------------

Wholesale notes...............................        $2,803.7      $4,119.3      $4,188.5      $3,812.8      $2,772.8

Retail notes and leases:
     New                                                 963.1       1,561.4       1,519.7       1,358.0         976.2
     Used ....................................           228.3         268.6         286.4         309.2         270.3
         Total................................         1,191.4       1,830.0       1,806.1       1,667.2       1,246.5

     Total ...................................        $3,995.1      $5,949.3      $5,994.6      $5,480.0      $4,019.3




Serviced (including sold notes) Retail Notes and
Leases With Installments Past Due Over 60 Days

At October 31 ($ Millions)                                2001          2000          1999          1998          1997
------------------------------------------------------------------------------------------------------------------------

Original amount of notes
     and leases...............................          $ 72.3        $ 91.7        $ 40.4        $ 33.6        $ 31.8
Balance of notes and leases...................            37.8          46.3          17.9          16.5          16.2
Balance as a percent of
     total outstanding........................            1.12%         1.26%         0.53%         0.57%         0.64%




Retail Note and Lease Repossessions (including sold notes)

                                                          2001          2000          1999          1998          1997
------------------------------------------------------------------------------------------------------------------------

Retail note and lease
     repossessions acquired as
     a percentage of average
     serviced retail note and
     lease balances...........................           4.47%         2.80%         1.82%          2.26%        2.69%


Credit Loss Experience on Serviced (including sold notes) Receivables

($ Millions)                                              2001          2000          1999          1998          1997
------------------------------------------------------------------------------------------------------------------------


Net losses (recoveries):
     Retail notes and leases .................           $23.4         $12.2          $5.5          $ .2          $2.2
     Wholesale notes .........................             0.6             -           (.2)          (.3)          (.2)
     Accounts                                                -          (0.1)           .1             -             -
         Total ...............................           $24.0         $12.1          $5.4          $(.1)         $2.0


Percent net losses (recoveries)
  to liquidations:
     Retail notes and leases .................            1.52%          .82%          .41%          .02%          .18%
     Wholesale notes .........................            0.02             -             -          (.01)         (.01)
         Total ...............................            0.52%          .21%          .10%            -           .05%


Percent net losses (recoveries)
  to related average gross
  receivables outstanding:
     Retail notes and leases .................            0.68%          .36%          .18%          .01%          .09%
     Wholesale notes .........................            0.06          (.02)         (.02)         (.04)         (.02)
     Accounts                                                -          (.02)          .02             -             -
         Total ...............................            0.50%          .30%          .12%            -           .06%


Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

          None

                                    PART III


Items 10, 11, 12 and 13

     Intentionally omitted. See the index page of this Report for explanation.

                                    PART IV


Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K

Financial Statements

     See Index to Financial Statements in Item 8.

Financial Statement Schedules

     All schedules are omitted because of the absence of the conditions under which they are required or because information called for is shown in the financial statements and notes thereto.

Exhibits, Including Those Incorporated By Reference

     See Index to Exhibits.

Reports on Form 8-K

     The Registrant filed the following reports on Form 8-K for the three months ended October 31, 2001:

     (i) Form 8-K dated August 6, 2001, discloses the Supplement No. 1 to Indenture agreement, dated as of July 24, 2001, among Truck Retail Instalment Paper Corp. and The Bank of New York, to amend the Indenture to (i) revise the definition of "Series 2000-1 Loss Reserve Specified Balance", and (ii) revise the Amortization Events.

                                   SIGNATURE




     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                         NAVISTAR FINANCIAL CORPORATION
                                  (Registrant)




By:   /s/Ronald D. Markle                                      December 17, 2001
         Ronald D. Markle
         Vice President and Controller
         (Principal Accounting Officer)

                         NAVISTAR FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                                                                      Exhibit 24
                                POWER OF ATTORNEY

     Each person whose signature appears below does hereby make, constitute and appoint John J. Bongiorno, Ronald D. Markle and Steven K. Covey and each of them acting individually, true and lawful attorneys-in-fact and agents with power to act without the other and with full power of substitution, to execute, deliver and file, for and on such person's behalf, and in such person's name and capacity or capacities as stated below, any amendment, exhibit or supplement to the Form 10-K Report making such changes in the report as such attorney-in-fact deems appropriate.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

      Signature                          Title                            Date

/s/JOHN J. BONGIORNO          President and Chief Executive         December 17, 2001
   John J. Bongiorno          Officer; Director
                              (Principal Executive Officer)

/s/R. WAYNE CAIN              Senior Vice President and             December 17, 2001
   R. Wayne Cain              Treasurer; Director

/s/ANDREW J. CEDEROTH         Vice President and Treasurer;         December 17, 2001
   Andrew J. Cederoth         Director
                              (Principal Financial Officer)

/s/RONALD D. MARKLE           Vice President and Controller;        December 17, 2001
   Ronald D. Markle           Director
                              (Principal Accounting Officer)

/s/PHYLLIS E. COCHRAN         Vice President Operations;            December 17, 2001
   Phyllis E. Cochran         Director


/s/JOHN R. HORNE              Director                              December 17, 2001
   John R. Horne

                         NAVISTAR FINANCIAL CORPORATION
                                AND SUBSIDIARIES


                             SIGNATURES (Continued)

       Signature                Title                                   Date

/s/THOMAS M. HOUGH             Director                             December 17, 2001
   Thomas M. Hough

/s/ROBERT C. LANNERT           Director                             December 17, 2001
   Robert C. Lannert


/s/MARK SCHWETSCHENAU          Director                             December 17, 2001
   Mark Schwetschenau

                         NAVISTAR FINANCIAL CORPORATION
                                AND SUBSIDIARIES


                                INDEX TO EXHIBITS


     The following documents of Navistar Financial Corporation are incorporated herein by reference:

3.1 Restated Certificate of Incorporation of Navistar Financial Corporation (as amended and in effect on December 15, 1987). Filed on Form 8-K dated December 17, 1987. Commission File No. 1-4146-l.

3.2  The By-Laws of Navistar  Financial  Corporation  (as amended  February  29,
     1988). Filed on Form 10-K dated January 19, 1989. Commission File No. 1-4146-1.

4.1 Indenture dated as of May 30, 1997 by and between the Corporation and The Fuji Bank and Trust Company, as Trustee, for 9% Senior Subordinated Notes due 2002 for $100,000,000. Filed on Registration No. 333-30167.

10.1 Master Inter-company Agreement dated as of April 26, 1993, between the Corporation and International. Filed on Form 8-K dated April 30, 1993. Commission File No. 1-4146-1.

10.2 Inter-company Purchase Agreement dated as of April 26, 1993, between the Corporation and Truck Retail Instalment Paper Corp. Filed on Form 8-K dated April 30, 1993. Commission File No. 1-4146-1.

10.3 Pooling and Servicing Agreement dated as of June 8, 1995, among Navistar Financial Corporation, as Servicer, Navistar Financial Securities Corporation, as Seller, The Chase Manhattan Bank (survivor in the merger between The Chase Manhattan Bank and Chemical Bank which was the survivor in the merger between Chemical Bank and Manufacturers Hanover Trust Company), as 1990 Trust Trustee, and The Bank of New York, as Master Trust Trustee. Filed on Registration No. 33-87374.

10.4 Series 1995-1 Supplement to the Pooling and Servicing Agreement dated as of June 8, 1995, among the Corporation, as Servicer, Navistar Financial Securities Corporation, as Seller, and The Bank of New York, as Master Trust Trustee on behalf of the Series 1995-1 Certificate holders. Filed on Registration No. 33-87374.
10.5 Purchase Agreement dated as of June 8, 1995, between the Corporation and Navistar Financial Securities Corporation, as Purchaser, with respect to the Dealer Note Master Trust. Filed on Registration No. 33-87374.

                         NAVISTAR FINANCIAL CORPORATION
                                AND SUBSIDIARIES


                                INDEX TO EXHIBITS


10.6 Series 1997-1 Supplement to the Pooling and Servicing Agreement dated as of August 19, 1997, among Navistar Financial Corporation, as Servicer, Navistar Financial Securities Corporation, as Seller, and the Bank of New York, as Master Trust Trustee on behalf of the Series 1997-1 Certificateholders. Filed on Registration No. 333-30737.

10.7 Series 1998-1 Supplement to the Pooling and Servicing Agreement dated as of July 17, 1997, among Navistar Financial Corporation, as Servicer, Navistar Financial Securities Corporation, as Seller, and the Bank of New York, as Master Trust Trustee on behalf of the Series 1998-1 Certificateholders. Filed on Registration No. 333-30737.
10.8 Purchase  Agreement  dated as of June 4, 1998,  between the Corporation and
     Navistar Financial Retail Receivables Corporation, as Purchaser, with respect to Navistar Financial 1998-A Owner Trust, as Issuer. Filed on Registration No. 33-64249.

10.9 Pooling and Servicing Agreement dated as of June 4, 1998, among the Corporation, as Servicer, and Navistar Financial Retail Receivables Corporation, as Seller, and Navistar Financial 1998-A Owner Trust, as Issuer. Filed on Registration No. 33-64249.

10.10Trust  Agreement  dated  as of June 4,  1998,  between  Navistar  Financial
     Retail Receivables Corporation, as Seller, and Chase Manhattan Bank Delaware, as Owner Trustee, with respect to Navistar Financial 1998-A Owner Trust. Filed on Registration No. 33-64249.

10.11Indenture  dated as of June 4,  1998,  between  Navistar  Financial  1998-A
     Owner Trust and The Bank of New York, as Indenture Trustee, with respect to Navistar Financial 1998-A Owner Trust. Filed on Registration No. 33-64249.

10.12Purchase Agreement dated as of November 13, 1998, between the Corporation and Navistar Financial Retail Receivables Corporation, as Purchaser, with respect to Navistar Financial 1998-B Multi-seller Asset-backed Commercial Paper Conduit, as Issuer. Filed on Form 8-K dated December 18, 1998. Commission File No. 33-64249.

10.13Transfer  and  Administration  Agreement  dated as of  November  13,  1998, between  the  Corporation,  as  Servicer,  and  Navistar  Financial  Retail
     Receivables   Corporation,   as   Transferor,   Park   Avenue   Receivables
     Corporation, as Purchaser, and The Chase Manhattan Bank, as Funding Agent and APA Bank. Filed on Form 8-K dated December 18, 1998. Commission File No. 33-64249.

                         NAVISTAR FINANCIAL CORPORATION
                                AND SUBSIDIARIES


                                INDEX TO EXHIBITS


10.14Purchase Agreement dated as of June 3, 1999, between the Corporation and Navistar Financial Retail Receivables Corporation, as Purchaser, with respect to Navistar Financial 1999-A Owner Trust, as Issuer. Filed on Registration No. 333-62445.

10.15Pooling  and  Servicing  Agreement  dated  as of June 3,  1999,  among  the
     Corporation, as Servicer, and Navistar Financial Retail Receivables Corporation, as Seller, and Navistar Financial 1999-A Owner Trust, as Issuer. Filed on Registration No. 333-62445.

10.16Trust  Agreement  dated  as of June 3,  1999,  between  Navistar  Financial
     Retail Receivables Corporation, as Seller, and Chase Manhattan Bank Delaware, as Owner Trustee, with respect to Navistar Financial 1999-A Owner Trust. Filed on Registration No. 333-62445.

10.17Indenture  dated as of June 3,  1999,  between  Navistar  Financial  1999-A
     Owner Trust and The Bank of New York, as Indenture Trustee, with respect to Navistar Financial 1999-A Owner Trust. Filed on Registration No. 333-62445.

10.18Receivable  Purchase  Agreement  dated as of  November  12,  1999,  between
     Navistar Financial Retail Receivables Corporation, as Seller, the Corporation, as Servicer, and, Falcon Asset Securitization Corporation and International Securitization Corporation, as investors, and Bank One NA as agent and as Securities Intermediary, with respect to Navistar Financial 1999-B Multi-seller Asset-backed Commercial Paper Conduit. Filed on Registration No. 333-62445.

10.19Receivable Sale dated as of November 12, 1999, between the Corporation and Navistar Financial Retail Receivables Corporation, as Purchaser, with respect to Navistar Financial 1999-B Multi-seller Asset-backed Commercial Paper Conduit, as Issuer. Filed on Registration No. 333-62445.

10.20Certificate  Purchase  Agreement  dated as of  January  28,  2000,  between
     Navistar Financial Securities Corporation, as seller, the Corporation, as Servicer, Receivable Capital Corporation, as the Conduit Purchaser, Bank of America, National Association, as administrative Agent for the Purchasers, and Bank of America, National Association, as a Committed Purchaser filed on Form 8-K dated February 24, 2000. Commission File No. 333-30737.

10.21Purchase Agreement dated as of March 9, 2000, between the Corporation and Navistar Financial Retail Receivables Corporation, as Purchaser, with respect to Navistar Financial 2000-A Owner Trust, as Issuer. Filed on Registration No. 333-62445.

                         NAVISTAR FINANCIAL CORPORATION
                                AND SUBSIDIARIES


                                INDEX TO EXHIBITS


10.22Pooling  and  Servicing  Agreement  dated as of March 9,  2000,  among  the
     Corporation, as Servicer, and Navistar Financial Retail Receivables Corporation, as Seller, and Navistar Financial 2000-A Owner Trust, as Issuer. Filed on Registration No. 333-62445.

10.23Trust  Agreement  dated as of March 9,  2000,  between  Navistar  Financial
     Retail Receivables Corporation, as Seller, and Chase Manhattan Bank Delaware, as Owner Trustee, with respect to Navistar Financial 2000-A Owner Trust. Filed on Registration No. 333-62445.

10.24Indenture  dated as of March 9, 2000,  between  Navistar  Financial  2000-A
     Owner Trust and The Bank of New York, as Indenture Trustee, with respect to Navistar Financial 2000-A Owner Trust. Filed on Registration No. 333-62445.

10.25Series 2000-1  Supplement to the Pooling and Servicing  Agreement  dated as of July 13, 2000, among Navistar Financial Corporation, as Servicer, Navistar Financial Securities Corporation, as Seller, and the Bank of New York, as Master Trust Trustee on behalf of the Series 2000-1 Certificateholders. Filed on Registration No. 333-32960.

10.26Purchase  Agreement  dated as of November 1, 2000,  between the Corporation and Navistar Financial Retail Receivables Corporation, as Purchaser, with respect to Navistar Financial 2000-B Owner Trust, as Issuer. Filed on Registration No. 333-62445.
10.27Pooling and  Servicing  Agreement  dated as of November 1, 2000,  among the
     Corporation, as Servicer, and Navistar Financial Retail Receivables Corporation, as Seller, and Navistar Financial 2000-B Owner Trust, as Issuer. Filed on Registration No. 333-62445.

10.28Trust Agreement dated as of November 1, 2000,  between  Navistar  Financial
     Retail Receivables Corporation, as Seller, and Chase Manhattan Bank Delaware, as Owner Trustee, with respect to Navistar Financial 2000-B Owner Trust. Filed on Registration No. 333-62445.

10.29Indenture dated as of November 1, 2000,  between Navistar  Financial 2000-B
     Owner Trust and The Bank of New York, as Indenture Trustee, with respect to Navistar Financial 2000-B Owner Trust. Filed on Registration No. 333-62445.
10.30Servicing Agreement dated as of October 16, 2000, between the Corporation, as Servicer, and Navistar Leasing Corporation, Harco Leasing Company, Inc., Truck Retail Instalment Paper Corp, The Bank of New York as Collateral Agent, and Bank One National Association, as Portfolio Trustee.

                         NAVISTAR FINANCIAL CORPORATION
                                AND SUBSIDIARIES


                                INDEX TO EXHIBITS


10.31Receivables  Purchase Agreement dated as of October 16, 2000, between Truck
     Retail Instalment Paper Corp. and the Corporation.

10.32Indenture  Agreement  dated as of October 16,  2000,  between  Truck Retail
     Instalment Paper Corp., as Issuer, and The Bank of New York, as Indenture Trustee.

10.33Series 2000-1 Supplement dated as of October 16, 2000, to the Indenture also dated October 16, 2000 between Truck Retail Instalment Paper Corp., as Issuer, and The Bank of New York, as Indenture Trustee.

10.34Credit Agreement for $820,000,000  Revolving Credit and Competitive Advance
     Facility dated as of December 8, 2000, between the Corporation, Arrendadora Financiera Navistar, S.A. DE C.V., Servicios Financieros Navistar, S.A. DE C.V. and Navistar Comercial, S.A. DE C.V., as borrowers, lenders party hereto, The Chase Manhattan Bank as Administrative Agent, Bank of America as Syndication Agent and Bank of Nova Scotia as Documentation Agent.

10.35Parents  Side  Agreement,  dated  as  of  December  8,  2000,  by  Navistar
     International Corporation, and International Truck and Engine Corporation, for the benefit of the Lenders from time to time party to the Credit Agreement referred to above.

10.36Guarantee,  dated as of  December 8, 2000,  made by Navistar  International
     Corporation, in favor of The Chase Manhattan Bank, as Administrative Agent, for the lenders parties to the Credit Agreement, dated as of December 8, 2000, among Navistar Financial Corporation and Arrendadora Financiera Navistar, S.A. DE C.V., Servicios Financieros Navistar, S.A. DE C.V. and Navistar Comercial, S.A. DE C.V., the Lenders, Bank of America, N.A., as syndication agent, The Bank of Nova Scotia, as documentation agent, and the Administrative Agent.

10.37Receivable  Purchase  Agreement  dated as of  December  21,  2000,  between
     Navistar Financial Retail Receivables Corporation, as Seller, the Corporation, as Servicer, Thunder Bay Funding Inc., as company, and Royal Bank of Canada as agent, with respect to Navistar Financial 2000-C Multi-seller Asset-backed Commercial Paper Conduit. Filed on Registration No. 333-62449.

10.38Receivable Sale dated as of December 21, 2000, between the Corporation,  as
     Issuer,  and  Navistar  Financial  Retail   Receivables   Corporation,   as
     Purchaser. Filed on Registration No. 333-62449.

                         NAVISTAR FINANCIAL CORPORATION
                                AND SUBSIDIARIES


                                INDEX TO EXHIBITS



10.39Purchase Agreement dated as of April 27, 2001, between the Corporation and Navistar Financial Retail Receivables Corporation, as Purchaser, with respect to Navistar Financial 2001-A Owner Trust, as Issuer. Filed on Registration No. 033-50291.

10.40Pooling  and  Servicing  Agreement  dated as of April 27,  2001,  among the
     Corporation, as Servicer, and Navistar Financial Retail Receivables Corporation, as Seller, and Navistar Financial 2001-A Owner Trust, as Issuer. Filed on Registration No. 033-50291.

10.41Trust  Agreement  dated as of April 27, 2001,  between  Navistar  Financial
     Retail Receivables Corporation, as Seller, and Chase Manhattan Bank Delaware, as Owner Trustee, with respect to Navistar Financial 2001-A Owner Trust. Filed on Registration No. 033-50291.

10.42Indenture dated as of April 27, 2001,  between  Navistar  Financial  2001-A
     Owner Trust and The Bank of New York, as Indenture Trustee, with respect to Navistar Financial 2001-A Owner Trust. Filed on Registration No. 033-50291.

10.43Supplement No. 1 to Indenture  agreement,  dated as of July 24, 2001, among
     Truck Retail Instalment Paper Corp. and The Bank of New York, to amend the Indenture to (i) revise the definition of "Series 2000-1 Loss Reserve Specified Balance", and (ii) revise the Amortization Events filed on Form 8-K dated August 6, 2001. Commission File No. 1-4146-1.

10.44Purchase Agreement dated as of November 1, 2001, between the Corporation and Navistar Financial Retail Receivables Corporation, as Purchaser, with respect to Navistar Financial 2001-B Owner Trust, as Issuer. Filed on Registration No. 033-50291.

10.45Pooling and  Servicing  Agreement  dated as of November 1, 2001,  among the
     Corporation, as Servicer, and Navistar Financial Retail Receivables Corporation, as Seller, and Navistar Financial 2001-B Owner Trust, as Issuer. Filed on Registration No. 033-50291.

10.46Trust Agreement dated as of November 1, 2001,  between  Navistar  Financial
     Retail Receivables Corporation, as Seller, and Chase Manhattan Bank Delaware, as Owner Trustee, with respect to Navistar Financial 2001-B Owner Trust. Filed on Registration No. 033-50291.

10.47Indenture dated as of November 1, 2001,  between Navistar  Financial 2001-B
     Owner Trust and The Bank of New York, as Indenture Trustee, with respect to Navistar Financial 2001-B Owner Trust. Filed on Registration No. 033-50291.